Exhibit 99.1

For additional information, contact: E.L. Spencer, Jr. President, CEO and Chairman of the Board (334) 821-9200

Press Release – April 29, 2011

Auburn National Bancorporation, Inc. Reports First Quarter Net Earnings

First Quarter 2011 Results – Compared to First Quarter 2010:

•	Improved credit costs drive increase in first quarter operating EPS of $0.18 per share

•	Net interest margin increased by 4 basis points

•	Credit quality continued to compare favorably to industry peers; nonperforming assets to total assets of 2.51%

•	Strengthened loan loss reserve to 2.13% of total loans at March 31, 2011, compared to 1.72% at March 31, 2010

•	Maintained strong balance sheet with a tangible common equity to total assets of 7.60%

AUBURN, Alabama – Auburn National Bancorporation (Nasdaq: AUBN) reported net earnings of approximately $1.5 million, or $0.43 per share, for the first quarter of 2011, compared to $1.6 million, or $0.44 per share, for the first quarter of 2010.

Excluding the effects of non-operating items such as securities gains (losses) and net expenses related to other real estate owned, first quarter 2011 operating net earnings were approximately $1.6 million, or $0.44 per share, compared to first quarter 2010 operating net earnings of approximately $1.0 million, or $0.26 per share.

E. L. Spencer, Jr., President, CEO and Chairman of the Board, commented: “The Company’s first quarter 2011 results reflect a significant improvement in credit costs and our continued efforts in controlling expense growth. While the Company remains focused on growing high quality loans and improving profitability, we expect a challenging operating environment in 2011 given the persistent level of high unemployment and the uncertain prospects for economic growth nationally.”

Net interest income was approximately $4.8 million for the first quarter of 2011 and 2010, respectively. Improvement in the Company’s net interest margin offset the decrease in total earning assets during the first quarter of 2011 when compared to the first quarter of 2010. Average total interest-earning assets decreased 2% in the first quarter of 2011 compared to the first quarter of 2010. Average loans were $372.3 million in the first quarter of 2011, a decrease of $6.8 million, or 2%, from the first quarter of 2010. Average deposits were $622.7 million in the first quarter of 2011, an increase of $23.7 million, or 4%, from the first quarter of 2010.

Nonperforming assets decreased to 2.51% of total assets at March 31, 2011, compared to 2.61% of total assets at December 31, 2010. The Company’s annualized net charge-off ratio declined to 0.45% in the first quarter of 2011, compared to 1.48% in the first quarter of 2010. As a result, the provision for loan losses decreased to $0.6 million in the first quarter of 2011, compared to $1.5 million in the first quarter of 2010.

Mr. Spencer continued, “We continue to work diligently to resolve and reduce our nonperforming assets. While we are encouraged by the decrease in net charge-offs and the provision for loan losses during the first quarter of 2011, the Company expects nonperforming assets and net charge-offs to remain elevated until broader economic conditions improve further.”

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Reports First Quarter Net Earnings /page 2

Operating noninterest income (which excludes non-operating items mentioned below) was approximately $1.2 million for the first quarter of 2011 and 2010, respectively.

Total noninterest income, including non-operating items, was approximately $1.1 million in the first quarter of 2011, compared to $2.3 million in the first quarter of 2010. The decrease in noninterest income was primarily due to a decrease in net securities gains of $1.1 million.

Total noninterest expense for the first quarter of 2011 was approximately $3.6 million, unchanged from the first quarter of 2010.

Income tax expense was approximately $0.2 million in the first quarter of 2011, compared to $0.4 million in the first quarter of 2010. The Company’s effective tax rate in the first quarter of 2011 was approximately 9.36%, compared to 20.77% in the first quarter of 2010. The decrease in the Company’s effective tax rate during the first quarter of 2011 when compared to the first quarter of 2010 is due to an increase in federal tax credits related to the Company’s investments in affordable housing limited partnerships.

In the first quarter of 2011, the Company paid cash dividends of $0.20 per share. At March 31, 2011, the Bank’s regulatory capital was well above the minimum amounts required to be “well capitalized.”

About Auburn National Bancorporation

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $782 million. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System and has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates full-service branches in Auburn, Opelika, Hurtsboro and Notasulga, Alabama. In-store branches are located in the Auburn and Opelika Kroger stores, as well as in the Wal-Mart SuperCenter stores in Auburn, Opelika, and Phenix City, Alabama. Mortgage loan offices are located in Phenix City, Valley and Mountain Brook, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, costs and revenues, economic conditions in our markets, loan demand, net interest margin, securities valuations and performance, loan performance, nonperforming assets, charge-offs, collateral values, and credit quality, as well as statements with respect to our objectives, expectations and intentions and other statements that are not historical facts. Actual results may differ from those set forth in the forward-looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance or achievements of the Company or the Bank to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, including, without limitation, those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2010, and otherwise in our SEC reports and filings.

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than Generally Accepted Accounting Principles (“GAAP”). The attached financial highlights provide reconciliations between GAAP net earnings and operating net earnings, which exclude gains or losses on items deemed not to reflect core operations, as well as tax-equivalent net interest income and net interest margin. Management uses these non-GAAP financial measures in its

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Reports First Quarter Net Earnings /page 3

analysis of the Company’s performance and believes presentations of “operating” and tax-equivalent financial measures provide useful supplemental information regarding the Company’s performance, and that operating net earnings better reflect the Company’s core operating activities. Management utilizes non-GAAP measures in the calculation of certain of the Company’s ratios, in particular, to analyze on a consistent basis over time the performance of what it considers to be its core operations. The Company believes the non-GAAP measures enhance investors’ understanding of the Company’s business and performance. These measures are also useful in understanding performance trends and facilitate comparisons with the performance of other financial institutions. The limitations associated with operating measures are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently. The Company provides reconciliations between GAAP and these non-GAAP measures. These disclosures should not be considered an alternative to GAAP.

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Reports First Quarter Net Earnings/ page 4

Financial Highlights (unaudited)*

	Quarter ended March 31

(Dollars in thousands, except per share amounts)	2011	2010

Results of Operations
Net interest income (a)	$5,249	$5,268
Less: tax-equivalent adjustment	435	437

Net interest income (GAAP)	4,814	4,831
Noninterest income	1,145	2,296

Total revenue	5,959	7,127
Provision for loan losses	600	1,450
Noninterest expense	3,650	3,636
Income tax expense	160	424

Net earnings	$1,549	$1,617

Per share data:
Basic and diluted net earnings:
GAAP	$0.43	$0.44
Operating (b)	0.44	0.26
Cash dividends declared	$0.20	$0.195
Weighted average shares outstanding:
Basic and diluted	3,642,728	3,643,116
Shares outstanding, at period end	3,642,738	3,643,112
Book value	$15.87	$15.86
Common stock price:
High	$20.37	$21.95
Low	19.51	17.61
Period-end:	$19.56	$20.65
To earnings ratio	13.49 x	19.86 x
To book value	123%	130%
Performance ratios:
Return on average equity:
GAAP	10.84%	11.31%
Operating (b)	10.96%	6.68%
Return on average assets:
GAAP	0.80%	0.82%
Operating (b)	0.81%	0.49%
Dividend payout ratio	46.51%	44.32%
Other financial data:
Net interest margin (a)	2.98%	2.94%
Effective income tax rate	9.36%	20.77%
Efficiency ratio (c)	56.94%	48.07%
Asset Quality:
Nonperforming assets:
Nonperforming (nonaccrual) loans	$11,166	$10,934
Other real estate owned	8,450	7,081

Total nonperforming assets	$19,616	$18,015

Net charge-offs	$421	$1,399
Allowance for loan losses as a % of:
Loans	2.13%	1.72%
Nonperforming loans	70%	60%
Nonperforming assets as a % of:
Loans and other real estate owned	5.20%	4.65%
Total assets	2.51%	2.28%
Nonperforming loans as a % of total loans	3.03%	2.87%
Net charge-offs (annualized) as a % of average loans	0.45%	1.48%

Selected average balances:
Securities	$320,194	$331,098
Loans, net of unearned income	372,319	379,092
Total assets	776,795	784,183
Total deposits	622,720	599,021
Long-term debt	91,728	118,347
Total stockholders’ equity	57,171	57,208
Selected period end balances:
Securities	$321,098	$333,660
Loans, net of unearned income	368,909	380,619
Allowance for loan losses	7,855	6,546
Total assets	781,557	791,324
Total deposits	631,394	608,588
Long-term debt	85,327	118,345
Total stockholders’ equity	57,801	57,778

*Certain amounts reported in prior periods have been reclassified to conform to the current-period presentation.

(a) Tax equivalent. See “Explanation of Certain Unaudited Non-GAAP Financial Measures” and “Reconciliation of GAAP to non-GAAP Measures (unaudited).”

(b) Operating measures. See “Explanation of Certain Unaudited Non-GAAP Financial Measures” and “Reconciliation of GAAP to non-GAAP Measures (unaudited).”

(c)	Efficiency ratio is the result of operating noninterest expense divided by the sum of operating noninterest income and tax-equivalent net interest income.

Reports First Quarter Net Earnings/ page 5

Reconciliation of GAAP to non-GAAP Measures (unaudited):

	Quarter ended March 31

(Dollars in thousands, except per share amounts)	2011	2010

Net earnings, as reported (GAAP)	$1,549	$1,617
Non-operating items (net of 37% tax):
Securities losses (gains), net	29	(661)
Other real estate owned, net	(11)	38

Operating net earnings	$1,567	$994

Net interest income, as reported (GAAP)	$4,814	$4,831
Tax-equivalent adjustment	435	437

Net interest income (tax-equivalent)	$5,249	$5,268

Noninterest income, as reported (GAAP)	$1,145	$2,296
Non-operating items:
Securities losses (gains), net	46	(1,050)

Operating noninterest income	$1,191	$1,246

Total Revenue, as reported (GAAP)	$5,959	$7,127
Tax-equivalent adjustment	435	437
Non-operating items:
Securities losses (gains), net	46	(1,050)

Total Operating Revenue (tax-equivalent)	$6,440	$6,514

Noninterest expense, as reported (GAAP)	$3,650	$3,636
Non-operating items:
Other real estate owned, net	17	(61)

Operating noninterest expense	$3,667	$3,575

Total stockholders’ equity (GAAP)	$57,801	$57,778
Unrealized losses (gains) on available for sale securities, net of tax	1,590	(800)

Tangible Common Equity	$59,391	$56,978